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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM N-8A

                          NOTIFICATION OF REGISTRATION
                        PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration, submits the following information:


Name:                               PRUDENTIAL DISTRESSED SECURITIES FUND, INC.

Address of Principal
 Business Office
 (No. & Street, City,               One Seaport Plaza, New York, New York 10292
 State, Zip Code):

Telephone Number (including
 area code):                        (212) 214-1250

Name and address of agent for
 service of process:                S. Jane Rose
                                    Prudential Distressed Securities Fund, Inc.
                                    One Seaport Plaza
                                    New York, New York 10292

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                   [X] Yes    [_] No

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 16th day of January, 1996.

                                 PRUDENTIAL DISTRESSED SECURITIES FUND, INC.

                                 /s/ Robert F. Gunia
                                 -------------------------------------------
                                 Robert F. Gunia, President


Attest:    /s/ S. Jane Rose
           --------------------
           S. Jane Rose
           Secretary